Exhibit 10-a-1
2006 ANNUAL INCENTIVE COMPENSATION PLAN
FOR SENIOR EXECUTIVES, AS AMENDED AND RESTATED
1. Purpose

The purposes of the 2006 Annual Incentive Compensation Plan for Senior Executive Officers (the Plan) are to provide a reward and an incentive to the Corporation’s Senior Executive Officers who have contributed and in the future are likely to contribute to the success of the Corporation, to enhance the Corporation’s ability to attract and retain outstanding persons to serve as its Senior Executive Officers and to preserve for the Corporation the benefit of federal income tax deductions with respect to annual incentive compensation paid to Senior Executive Officers.

2. Definitions

(a)
Applicable Earnings. For any fiscal year, the pre-tax total segment operating earnings of the Corporation, excluding extraordinary items, gain or loss on the disposal of a segment of a business, restructuring charges, income or loss from discontinued operations, cumulative effects of changes in accounting principles, and other events or transactions of an unusual nature or that occur infrequently, all as defined by or determined in accordance with generally accepted accounting principles. Amounts charged or credited to earnings under the ICP shall not be included in determining Applicable Earnings.

(b)	Board of Directors. The Board of Directors of Rockwell Collins.

(c)	Code. The Internal Revenue Code of 1986, as amended from time to time.

(d)	Committee. The Compensation Committee designated by the Board of Directors from among its members who are not eligible to receive an award under the Plan.

(e)	Corporation. Rockwell Collins and its consolidated subsidiaries.

(f)	ICP. The Corporation’s annual Incentive Compensation Plan for executives other than those eligible under this plan.

(g)
Performance Fund. An incentive compensation fund for each fiscal year in which the Plan is applicable from which awards may be made under the Plan, which shall be equal to 1.5% of the Applicable Earnings for that fiscal year.

(h)	Rockwell Collins. Rockwell Collins, Inc., a Delaware corporation.

(i)	Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended, including any regulations and other guidance issued thereunder.

(j)
Senior Executive Officers. Rockwell Collins’ chief executive officer on the last day of each fiscal year and six other executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) which the Committee shall designate on or before the last day of the first quarter of that fiscal year. No member of the Corporation’s Board of Directors who is not also an employee of the Corporation shall be eligible to participate in the Plan.

(k)	2005 DCP. Rockwell Collins, Inc. 2005 Deferred Compensation Plan.

3. Determination of Applicable Earnings and Performance Fund; Allocation of Potential Awards

(a)
After the end of each fiscal year, the independent certified public accountants who audit the Corporation’s accounts shall compute the Applicable Earnings and the amount of the Performance Fund for that fiscal year. Those computations shall be reported to the Board of Directors, the Committee and other committees as appropriate.

(b)
There shall be allocated from the Performance Fund for each fiscal year potential awards to each of the Senior Executive Officers equal to the following respective percentages of the Performance Fund for that fiscal year:

Chief Executive Officer - 25%

Six Senior Executive Officers - 12.5% each

The maximum potential award to any one Senior Executive Officer under this Plan for any fiscal year shall be Ten Million Dollars ($10,000,000).

4. Awards

(a)
After the computations and reports prescribed under Section 3(a) have been made, the Committee shall determine the amounts, if any, allocated to the Senior Executive Officers pursuant to Section 3(b) to be awarded from the Performance Fund for that fiscal year. The Committee may determine from time to time the form, terms and conditions of awards, including whether and to what extent awards shall be paid in installments.

(b)
Without limiting the generality of Section 4(a), the Committee may, in its sole discretion, reduce the amount of any award made to any Senior Executive Officer from the amount allocated under Section 3(b), taking into account such factors as it deems relevant, including without limitation: (i) the Applicable Earnings; (ii) other significant financial or strategic achievements during the year; (iii) its subjective assessment of each Senior Executive Officer’s overall performance for the year; and (iv) information about compensation practices at other peer group companies for the purpose of evaluating competitive compensation levels so that the Committee may determine that the amount of the annual incentive award is within the targeted competitive compensation range of the Corporation’s executive compensation program. The Committee shall determine the amount of any reduction in a Senior Executive Officer’s award on the basis of the foregoing and other factors it deems relevant and shall not be required to establish any allocation or weighting formula with respect to the factors it considers. In no event shall any Senior Executive Officer’s award under the Plan exceed the amount of the Performance Fund allocated to a potential award to that Senior Executive Officer.

(c)
The Committee shall have no obligation to disclose the full amount of the Performance Fund for any fiscal year. Amounts allocated but not actually awarded to a Senior Executive Officer may not be re-allocated to other Senior Executive Officers or utilized for awards in respect of other years.

(d)	The Corporation shall promptly notify each person to whom an award has been made and pay the award in accordance with the determinations of the Committee.

(e)
A cash award may be made with respect to a Senior Executive Officer who has died. Any such award shall be paid to the legal representative or representatives of the estate of such Senior Executive Officer.

(f)
No person who is eligible for an award under the Plan for any fiscal year of the Corporation shall be eligible for an award under any other annual management incentive compensation plan of any of the Corporation’s businesses for that fiscal year.

(g)
Notwithstanding any other provision of this Plan to the contrary, except to the extent that a Senior Executive Officer has elected to defer receipt of his or her award pursuant to the 2005 DCP pursuant to subclause (h) below, any award payable under this Plan will be paid no later than March 15th of the calendar year following the end of the fiscal year to which such award relates.

(h)
Any Senior Executive Officer who is eligible to participate in the 2005 DCP may elect to defer an award under this Plan subject to and in accordance with the terms and conditions of the 2005 DCP. It is intended that any such deferral will only be permitted to the extent that such election to defer payment complies with Section 409A. Rockwell Collins will provide the Senior Executive Officer with the appropriate deferral election form pursuant to which the Senior Executive Officer may make his or her deferral election. Once an employee has elected to defer payment into the 2005 DCP, the deferred amounts, including the Senior Executive Officer’s ability to make a change to that deferral election and his or her right to receive payment of such deferred amounts, will be subject in all regards to the terms and conditions of the 2005 DCP and the requirements of Section 409A generally. Notwithstanding any other provision of this Plan to the contrary, the Corporation makes no representation that the Plan or the 2005 DCP or any amount deferred pursuant to this subclause (h) or the 2005 DCP will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Plan or the 2005 DCP.

5. Finality of Determinations
          The Committee shall have the power to administer and interpret the Plan. All determinations, interpretations and actions of the Committee and all actions of the Board of Directors under or in connection with the Plan shall be final, conclusive and binding upon all concerned. Any member of the Committee who, at the time of any proposed award or at the time an award is made, is not an “outside director” as defined for purposes of Code Section 162(m) shall abstain from, and take no part in, the Committee’s action on the award.

6. Amendment of the Plan
          The Board of Directors and the Committee shall each have the power, in its sole discretion, to amend, suspend or terminate the Plan at any time, except that:

(a)	No such action shall adversely affect rights under an award already made, without the consent of the person affected; and

(b)
Without approval of the shareowners of Rockwell Collins, neither the Board of Directors nor the Committee shall (1) so modify the method of determining the Performance Fund as to increase materially the maximum amount that may be allocated to it or (2) after the first 90 days of any fiscal year, amend the plan in a manner that would, directly or indirectly: (i) change the method of calculating the amount allocated to the Performance Fund for that year; (ii) increase the maximum award payable to any Senior Executive Officer for that year; or (iii) remove the amendment restriction set forth in this sentence with respect to that year.

7. Miscellaneous

(a)	The Corporation shall bear all expenses and costs in connection with the operation of the Plan.

(b)
The Corporation, the Board of Directors, the Committee and the officers of the Corporation shall be fully protected in relying in good faith on the computations and reports made pursuant to or in connection with the Plan by the independent certified public accountants who audit the Corporation’s accounts.

8. Effective Date
          The Plan was approved by the Board of Directors on November 17, 2005, and by shareowners of Rockwell Collins on February 7, 2006. The Plan is effective for fiscal years commencing on or after September 30, 2006. The Plan was amended and restated on September 12, 2007 effective as of September 30, 2006 to reflect changes in respect of Section 409A. The Plan was further amended and restated effective as of November 9, 2015 to increase the number of Senior Executive Officers from four to six.